As filed with the Securities and Exchange Commission on February 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Benitec Biopharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	3940 Trust Way Hayward, California 94545 (510) 780-0819	84-462-0206
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Benitec Biopharma Inc. 2020 Equity and Incentive Compensation Plan

Benitec Officers’ and Employees’ Share Option Plan

(Full title of the plans)

Dr. Jerel Banks

Chief Executive Officer

Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

(510) 780-0819

(Name and address of agent for service)

Copies to:

Ben D. Orlanski, Esq.

Matthew S. O’Loughlin, Esq.

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067-3010

(310) 557-2900

(310) 557-2193 - Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer,’’ ‘‘smaller reporting company,’’ and ‘‘emerging growth company’’ in Rule 12b–2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
Benitec Biopharma Inc. 2020 Equity and Incentive Compensation Plan	174,454 (2)	$ 5.01 (3)	$ 874,014.54	$ 95.36
Benitec Biopharma Inc. 2020 Equity and Incentive Compensation Plan	525,546 (4)	$ 2.98 (5)	$1,566,127.08	$ 170.87
Benitec Officers’ and Employees’ Share Option Plan	61,750 (4)	$ 47.70 (5)	$ 2,945,592.05	$ 321.37
Total			$ 5,385,733.67	$ 587.60 (1)

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s common stock, as applicable.

(2)	Represents shares of common stock available for grant as of the date this Registration Statement is filed.
(3)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $5.01 per share, the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Capital Market on February 12, 2021, a date that is within five business days prior to the date on which this Registration Statement is being filed.

(4)	Represents shares of common stock subject to outstanding stock options that are outstanding as of the date this Registration Statement is being filed.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of outstanding stock awards.

EXPLANATORY NOTE

On December 9, 2020, the stockholders of Benitec Biopharma Inc. (“we,” “us,” or the “Company”) approved the Company’s 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). This registration statement on Form S-8 (this “Registration Statement”) registers the 174,454 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) available for grant under the 2020 Plan, as well as 525,546 shares of Common Stock issuable upon the exercise of outstanding stock options granted pursuant to the 2020 Plan.

On April 15, 2020 the (“Implementation Date”), the re-domiciliation (the “Re-domiciliation”) of Benitec Biopharma Limited, a public company incorporated under the laws of the State of Western Australia (“Benitec Limited”) was completed in accordance with the Scheme Implementation Agreement, as amended and restated as of January 30, 2020, between Benitec Limited and the Company. As a result of the Re-domiciliation, Benitec Limited became the Company’s wholly owned subsidiary, and the Company assumed Benitec Limited’s obligations with respect to the settlement of stock options that were issued by Benitec Limited prior to, and remained unexercised on, the Implementation Date, pursuant to the Benitec Officers’ and Employees’ Share Option Plan (the “Share Option Plan,” and together with the 2020 Plan, the “Plans”). Accordingly, any exercise of such stock options (subject to vesting conditions being met) entitles the holder to one share of the Company’s Common Stock for every 300 ordinary shares of Benitec Limited the holder of the option would have been entitled to receive upon exercise of such option. The exercise price of the options was also adjusted in connection with the Scheme. This Registration Statement also registers the shares issuable upon exercise of the stock options outstanding under the Share Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on September 23, 2020;

(b)

the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC on November 13, 2021, and for the fiscal quarter ended December 31, 2020, filed with the SEC on February 9, 2021, respectively;

(c)

the Company’s Current Reports on Form 8-K filed with the SEC on August 18, 2020, October  6, 2020, October 27, 2020, November  3, 2020, December 14, 2020 and December 15, 2020, and its amended Current Report on Form 8-K/A filed with the SEC on August 19, 2020; and

(d)

the description of the Company’s Common Stock contained in the Company’s Form 8-K12B, filed with the SEC on April  15, 2020, as updated by the description of the Company’s Common Stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on September 23, 2020, together with any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under our bylaws, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Benitec Biopharma Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 15, 2020)

4.2	Amended and Restated Bylaws of Benitec Biopharma Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on April 15, 2020)

5.1*	Opinion of Proskauer Rose LLP

23.1*	Consent of Proskauer Rose LLP (contained in Exhibit 5.1)

23.2*	Consent of Baker Tilly US, LLP

23.3*	Consent of Grant Thornton Audit Pty Ltd

24.1*	Power of Attorney (contained on signature page)

99.1	Benitec Biopharma Inc. 2020 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 14, 2020)

99.2	Benitec Officers’ and Employees’ Share Option Plan (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 of Benitec Biopharma Limited (File No. 333-209398) filed on February 3, 2016)

*	Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 18th day of February, 2021.

BENITEC BIOPHARMA INC.

By:	/s/ Dr. Jerel Banks

Name:	Dr. Jerel Banks
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Jerel Banks and Megan Boston, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Jerel Banks	Chief Executive Officer and Director	February 18, 2021
Dr. Jerel Banks	(Principal Executive Officer)

/s/ Megan Boston	Executive Director, Director	February 18, 2021
Megan Boston	(Principal Accounting and Financial Officer)

/s/ J. Kevin Buchi	Director	February 18, 2021
J. Kevin Buchi

/s/ Peter Francis	Director	February 18, 2021
Peter Francis

/s/ Edward Smith	Director	February 18, 2021
Edward Smith